Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 18, 2018, among SPRINT CAPITAL CORPORATION, a Delaware corporation (the “Company”), SPRINT COMMUNICATIONS, INC., a Kansas corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company heretofore executed and delivered to the Trustee: (i) an indenture, dated as of October 1, 1998, among the Company, the Guarantor and the Trustee (the “Base Indenture”); (ii) an Officers’ Certificate, dated as of November 16, 1998, providing for the issuance of $2,500,000,000 aggregate principal amount of 6.875% Notes due 2028 (the “2028 Notes”); (iii) a First Supplemental Indenture, dated as of January 15, 1999, among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”); (iv) a Second Supplemental Indenture, dated as of October 15, 2001, among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture”); (v) Pricing Committee Resolutions, dated as of March 14, 2002, providing for the issuance of $2,000,000,000 aggregate principal amount of 8.750% Notes due 2032 (together with the 2028 Notes, the “Subject Securities”); and (vi) a Third Supplemental Indenture, dated as of September 11, 2013, among Sprint Corporation, as a parent guarantor (“Sprint Corporation”), the Company, the Guarantor and the Trustee (together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the above-referenced officers’ certificate and pricing resolutions, which, as applicable, govern the terms of the Subject Securities, the “Indenture”).

WHEREAS, on April 29, 2018, Sprint Corporation, T-Mobile US, a Delaware corporation, (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as it may be amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos may merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”) and (ii) Merger Sub will merge with and into Sprint Corporation, with Sprint Corporation as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile (together with the HoldCo Mergers (if they occur), the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement. Following the Mergers, T-Mobile is expected to contribute Sprint Corporation to T-Mobile USA, Inc. (“T-Mobile USA”) or otherwise cause Sprint Corporation to become a direct or indirect wholly-owned subsidiary of T-Mobile USA (collectively with the Mergers, the “T-Mobile Transaction”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Indenture may be amended or supplemented by a supplemental indenture thereto with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to amend and supplement or further amend and supplement, as applicable, (1) Section 1012 of Article X of the Indenture; and (2) Article VIII of the Indenture (together, the “Subject Amendments”), in each case with respect to the Subject Securities on the terms set forth in the Company’s Consent Solicitation Statement dated May 14, 2018 (as amended to the date hereof, the “Consent Solicitation Statement”);

WHEREAS, the Company solicited, and has received, consents to the Subject Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of each series of the outstanding Subject Securities;

WHEREAS, at and subject to the consummation of the T-Mobile Transaction, T-Mobile and T-Mobile USA will enter into a supplemental indenture to the Indenture to provide unconditional and irrevocable guarantees in respect of each series of Subject Securities;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

AMENDMENT TO THE INDENTURE

Section 1.01. Effective on the date hereof, with respect to the Subject Securities, Section 1012 of Article X of the Indenture is hereby amended to insert the following as the final paragraph of Section 1012:

For the avoidance of doubt, (x) the transfer of spectrum licenses and third-party leases of spectrum licenses held by the Guarantor or any of its Subsidiaries to special purpose entities (including, without limitation, the Spectrum Issuers (as defined below)) that are Subsidiaries of the Guarantor or its parent, Sprint Corporation, and (y) the subsequent lease and sublease of such spectrum licenses and rights under such third-party leases by such special purpose entities to the Guarantor (as well as the subsequent sublease of such spectrum licenses and rights under such third-party leases to Subsidiaries of the Guarantor and to third parties) in connection with the issuance of Series 2016-1 3.360% Senior Secured Notes, Class A-1, Series 2018-1 4.738% Senior Secured Notes, Class A-1 and Series 2018-1 5.152% Senior Secured Notes, Class A-2 pursuant to the Base Indenture, dated as of October 27, 2016 (the “Spectrum Base Indenture”), by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC, as issuers (the “Spectrum Issuers”), and Deutsche Bank Trust Company Americas, as trustee and securities intermediary, as supplemented and amended, and the transactions related thereto, and any such further transfers and related leases and subleases of spectrum licenses and rights under third-party leases and any further issuances of notes pursuant to the Spectrum Base Indenture, as it may be further amended and supplemented from time to time, shall not, for purposes of this Section 1012 and any other provision of this Indenture, including without limitation the definitions set forth herein, constitute a Sale and Leaseback Transaction or otherwise be deemed to result in the creation or existence of a Lien, nor shall such lease and sublease of spectrum licenses and rights under third-party leases to the Guarantor (or such further lease and sublease of spectrum licenses and rights under third-party leases to Subsidiaries of the Guarantor and to third parties) constitute “indebtedness”, and the transactions described in clauses (x) and (y) above shall not be subject to, or in any way limited or restricted by, the provisions of this Section 1012, including without limitation the related definitions set forth herein, regardless of whether such transactions occurred prior to, or occur subsequent to, the date the Fourth Supplemental Indenture to this Indenture became effective.

Section 1.02. Effective immediately prior to the consummation of the T-Mobile Transaction, with respect to the Subject Securities, Article VIII of the Indenture is hereby deleted in its entirety and replaced with the following:

ARTICLE VIII

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 801. Company May Consolidate, Etc., Only on Certain Terms.

Neither the Company nor the Guarantor shall consolidate with or merge into any other Person and neither the Company nor the Guarantor shall permit any Person to consolidate with or merge into the Company or the Guarantor, unless:

(1)	in case the Company shall consolidate with or merge into another Person, the Person formed by such consolidation or into which the Company is merged shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed.

(2)	in case the Guarantor shall consolidate with or merge into another Person in any one transaction or series of transactions, the Person formed by such consolidation or into which the Guarantor is merged in any one transaction or series of transactions shall be a corporation, partnership or trust, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all obligations under the Guarantees and the performance or observance of every covenant of this Indenture on the part of the Guarantor to be performed or observed;

(3)	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company, the Guarantor or any Subsidiary as a result of such transaction as having been incurred by the Company, the Guarantor or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(4)	if, as a result of any such consolidation or merger, the Company or the Guarantor, as the case may be, would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company, the Guarantor or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities or the Guarantees, as the case may be, equally and ratably with (or prior to) all indebtedness secured thereby; and

(5)	the Company or the Guarantor, as the case may be, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 802. Successor Substituted.

Upon any consolidation of the Company or the Guarantor with, or merger of the Company or the Guarantor into, any other Person, the successor Person formed by such consolidation or into which the Company or the Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as the case may be, under this Indenture with the same effect as if such successor Person had been named as the Company or the Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities or the Guarantees, as the case may be.

Section 803. T-Mobile USA May Consolidate, Etc., Only on Certain Terms.

T-Mobile USA, Inc. (“T-Mobile USA”) may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person only if:

(1)	either (1) T-Mobile USA is the surviving Person, or (2) the successor Person is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any State thereof, the District of Columbia or any territory thereof and assumes T-Mobile USA’s obligations under its guarantee of the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(2)	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	T-Mobile USA has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 804. Successor Substituted.

Upon any consolidation of T-Mobile USA with, or merger of T-Mobile USA into, any other Person or any conveyance, transfer or lease of all or substantially all the properties and assets of T-Mobile USA in accordance with Section 803, the successor Person formed by such consolidation or into which T-Mobile USA is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, T-Mobile USA under this Indenture with the same effect as if such successor Person had been named as T-Mobile USA herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

Section 2.01 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company, the Guarantor and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 2.02 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.03 Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company and the Guarantor. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company and the Guarantor.

Section 2.04 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 2.05 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.06 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT CAPITAL CORPORATION

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT COMMUNICATIONS, INC.

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

Signature Page to Fourth Supplemental Indenture